Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated 4 November 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Westpac Banking Corporation’s Annual Report on Form 20-F for the year ended 30 September, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers
Sydney, Australia
16 December 2009